UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 24, 2026

Unusual Machines, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-41961	66-0927642
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5728 Major Blvd., Suite 250
Orlando, FL	32819
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (844) 893-7663

N/A

(Former name or former address, if changed since last report.)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, $0.01	UMAC	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On July 24, 2026, the Compensation Committee (the “Committee”) of Unusual Machines, Inc. (the “Company”) approved a grant of warrants to purchase 5,000,000 shares of the Company’s common stock to Dr. Allan Evans, the Company’s Chief Executive Officer. In consideration for the warrant grant, Dr. Evans has agreed to waive all cash compensation from the Company following December 31, 2026. The warrant grant is subject to shareholder approval. The warrants have an exercise price of $25.00 per share and will expire on July 24, 2031. The warrants will vest in five equal tranches of 1,000,000 shares each, with each tranche vesting upon the Company’s common stock achieving the following price targets: $25.00, $40.00, $60.00, $80.00, and $100.00 per share, respectively. Each price target will be deemed achieved when the average closing price of the Company’s common stock over any 20-consecutive trading day period equals or exceeds the applicable target price.

In addition, on July 24, 2026, the Committee also approved grants of five-year stock options to purchase shares of the Company’s common stock to the following executive officers: (i) 525,000 stock options to Andrew Camden, the Company’s President; (ii) 375,000 stock options to Brian Hoff, the Company’s Chief Financial Officer; and (iii) 375,000 stock options to Stacy Wright, the Company’s Chief Revenue Officer. The stock options are exercisable at $19.36 per share. The stock options will vest in 12 equal quarterly installments over a three-year period from the grant date, in each case subject to the applicable officer’s continued employment with the Company through the applicable vesting date.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Unusual Machines, Inc.

Date: July 28, 2026	By:	/s/ Brian Hoff
	Name:	Brian Hoff
	Title:	Chief Financial Officer

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